UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September10, 2019

BANC OF CALIFORNIA, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 MacArthur Place,	Santa Ana,	California	92707
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (855) 361-2262
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BANC	New York Stock Exchange
Depositary Shares each representing a 1/40th Interest in a share of 7.375% Non-Cumulative Perpetual Preferred Stock, Series D	BANC PRD	New York Stock Exchange
Depositary Shares each representing a 1/40th Interest in a share of 7.00% Non-Cumulative Perpetual Preferred Stock, Series E	BANC PRE	New York Stock Exchange

Item 8.01    Other Events.
On September 10, 2019, Banc of California, Inc. (the “Company”) and its wholly-owned subsidiary, Banc of California, N.A. (the “Bank”), concluded that the Bank will record a $35 million specific loan loss provision and related charge-off with respect to a line of credit originated by the Bank in November 2017 to a borrower engaged in the financing of California liquor licenses. In addition, the Company expects to incur a $1.1 million charge for a cancellation of a swap contract associated with this loan. The line of credit was guaranteed by ANI Development, LLC (“ANI”). On August 29, 2019, the Securities and Exchange Commission (“SEC”) filed a complaint and obtained a consented-to asset freeze against ANI and its principal, Gina Champion-Cain (“Champion-Cain”), among others. According to the SEC’s complaint, ANI and Champion-Cain operated a $300 million scheme that defrauded approximately 50 investors, including the Bank’s borrower. The loan documentation provided for cash collateralization by escrow accounts held at a third party escrow company, whereby the funds advanced by the Bank under its line of credit to finance the borrower’s and ANI’s business of making short term loans to parties seeking to acquire California liquor licenses would be held in escrow. According to the SEC complaint, ANI and Champion-Cain misrepresented and forged escrow account agreements and statements, presented fraudulent liquor license applications, and misappropriated the funds.

The Company estimates that the after-tax impact of the provision and the swap cancellation for the third quarter will be $27.9 million based on a 22% effective tax rate, or $0.54 per diluted common share. At $35 million, the charge-off is equivalent to approximately 0.52% of the Company’s $6.7 billion gross loan portfolio as reported at June 30, 2019. Further, the Company estimates that the charge-off amount will have the following impact on the various regulatory capital ratios on a pro forma basis as of June 30, 2019.

Capital Ratios	As of June 30, 2019
	Actual	Pro Forma	Variance
Banc of California, Inc.
Total risk-based capital ratio	15.00%	14.65%	(0.35)%
Tier 1 risk-based capital ratio	14.03%	13.68%	(0.35)%
Common equity tier 1 capital ratio	10.50%	10.13%	(0.37)%
Tier 1 leverage ratio	9.62%	9.33%	(0.29)%
Banc of California, N.A.
Total risk-based capital ratio	16.70%	16.36%	(0.34)%
Tier 1 risk-based capital ratio	15.73%	15.39%	(0.34)%
Common equity tier 1 capital ratio	15.73%	15.39%	(0.34)%
Tier 1 leverage ratio	10.80%	10.51%	(0.29)%

The Bank is continuing to investigate the matters described above and has contacted the SEC. Although the Bank plans to pursue any available sources of collection and other potential means of mitigating the loss, no assurance can be given that it will be successful in this regard.
Forward-Looking Statements
This Current Report on Form 8-K includes forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

September 10, 2019	/s/ John A. Bogler
John A. Bogler
Executive Vice President and Chief Financial Officer